Exhibit 99.1

Report of Independent Auditors

To the Management of

ESCO Leasing, LLC

We have audited the accompanying financial statements of ESCO Leasing, LLC, which comprise the balance sheets as of April 30, 2016 and 2017, and the related statements of operations, of changes in members’ equity and of cash flows for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ESCO Leasing, LLC as of April 30, 2016 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

June 9, 2017

ESCO Leasing, LLC

Balance Sheets

April 30, 2016 and April 30, 2017

	2016	2017
Assets
Current assets
Cash and cash equivalents	$ 4,589,467	$ 168,162
Certificate of deposit	1,017,304	1,025,379
Trade accounts receivable, net of allowance	4,292,887	7,148,923
Employee and other receivables, current portion	27,483	59,375
Inventory	85,473	229,370
Prepaid expenses	492,089	643,576
Total current assets	10,504,702	9,274,785
Long‑term employee and other receivables, less current maturities	438,194	352,209
Property and equipment, net	50,770,139	43,579,069
Investment in unrelated company	2,339,695	2,339,695
Goodwill	1,235,690	1,235,690
Total assets	$ 65,288,421	$ 56,781,448
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$ 587,017	$ 1,792,105
Accrued liabilities	565,005	1,465,005
Current maturities of long‑term debt	4,112,721	4,166,746
Total current liabilities	5,264,743	7,423,856
Long‑term debt, less current maturities	7,008,971	3,747,315
Total liabilities	12,273,714	11,171,171
Commitments and contingencies (Note 5)
Members’ equity	53,014,707	45,610,277
Total liabilities and members’ equity	$ 65,288,421	$ 56,781,448

The accompanying notes are an integral part of these financial statements

ESCO Leasing, LLC

Statements of Operations

Years Ended April 30, 2016 and 2017

	2016	2017
Revenue	$ 44,303,961	$ 36,228,584
Expenses
Cost of operations	30,364,078	23,897,903
General and administrative	16,446,341	13,243,587
Bad debt expense	67,356	207,271
Goodwill impairment	366,637	—
Depreciation expense	8,524,338	8,088,873
Total expenses	55,768,750	45,437,634
Operating loss	(11,464,789)	(9,209,050)
Other expense (income)
Interest expense	738,063	485,430
Interest income	(7,563)	(6,172)
(Gain) loss on sale of assets	24,667	(25,531)
Total other expense	755,167	453,727
Loss before taxes	(12,219,956)	(9,662,777)
Income tax expense	119,804	96,936
Net loss	$ (12,339,760)	$ (9,759,713)

The accompanying notes are an integral part of these financial statements

ESCO Leasing, LLC

Statements of Changes in Members’ Equity

Years Ended April 30, 2016 and 2017

	2016	2017
Members’ equity at beginning of period	$ 66,518,462	$ 53,014,707
Contribution	1,964,195	3,718,720
Distributions	(3,128,190)	(1,363,437)
Net loss	(12,339,760)	(9,759,713)
Members’ equity at end of period	$ 53,014,707	$ 45,610,277

The accompanying notes are an integral part of these financial statements

ESCO Leasing, LLC

Statements of Cash Flows

Years Ended April 30, 2016 and 2017

	2016	2017
Operating activities
Net loss	$ (12,339,760)	$ (9,759,713)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation expense	8,524,338	8,088,873
Bad debt expense	67,356	207,271
(Gain) loss on sale of assets	24,667	(25,531)
Goodwill impairment	366,637	—
Changes in operating assets and liabilities
Certificate of deposit	(3,556)	(8,075)
Trade accounts receivable	5,856,390	(3,063,307)
Inventory	(47,957)	(143,897)
Prepaid expenses	289,826	(151,487)
Accounts payable	(545,541)	1,205,088
Accrued liabilities	(1,954,575)	900,000
Net cash (used in) provided by operating activities	237,825	(2,750,778)
Investing activities
Proceeds from sale of equipment	183,992	56,106
Employee and other receivables, net	669,371	54,093
Return of equity in investment in unrelated company	10,051	—
Purchase of property and equipment	(1,648,572)	(928,377)
Net cash used in investing activities	(785,158)	(818,178)
Financing activities
Principal payments on long‑term debt	(2,928,393)	(3,279,852)
Proceeds from issuance of long‑term debt	950,000	72,222
Net (payments) draws on line of credit	850,000	—
Distributions to members	(3,128,190)	(1,363,437)
Contributed capital	1,964,195	3,718,720
Net cash used in financing activities	(2,292,388)	(852,348)
Net decrease in cash	(2,839,720)	(4,421,305)
Cash and cash equivalents
Beginning of period	7,429,187	4,589,467
End of period	$ 4,589,467	$ 168,162
Supplemental disclosure of cash flow information
Cash paid for interest	$ 865,822	$ 373,102
Cash paid for taxes	$ 89,417	$ 67,286
Noncash investing and financing activities
Property and equipment financed	$ 53,224	$—

The accompanying notes are an integral part of these financial statements

ESCO Leasing, LLC

Notes to Financial Statements

April 30, 2016 and 2017

1. Summary of Significant Accounting Policies

Basis of Presentation

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Description of Business and Nature of Operations

The financial statements include the activities of ESCO Leasing, LLC (the “Company”). The Company does business as Energy Service Company of Bowie, THI Water Well, Energy Service Company of Bowie‑Palestine Division and Energy Service Company of Bowie‑Sweetwater Division.

The Company is primarily engaged in the completion, repair and work over of oil and gas wells and drilling and completing water wells for oil and gas customers. The mission of the Company is to furnish the equipment, personnel and expertise to provide the oil and gas operator with the optimum producing conditions and to provide water services for oilfield drilling and completion process. The Company’s fleet consists of 49 high‑spec well service rigs, 16 swab rigs, 34 tri‑plex pump/kill trucks, 10 water well drilling rigs and service rigs, 38 winch/haul trucks, 12 forklifts, and 3 sky‑tracks.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly‑liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash consists of deposits held at major financial institutions that at times exceed FDIC insured limits.

Accounts Receivable

Trade accounts receivable are recorded when billed. An estimate of an allowance for uncollectible accounts is established based on age of receivables, prior collection experience and other related factors. Receivables are written‑off when they are no longer likely to be received. Accounts receivable are determined to be past due based on contractual terms established with customers.

The allowance for uncollectible trade accounts receivable was approximately $260,000 and $439,000 at April 30, 2016 and 2017, respectively.

Inventory

Inventory primarily consists of wellhead components which are rented and/or sold to customers in the ordinary course of business, in addition to parts used in the refurbishing of rental equipment and tools. Inventory is carried at the lower of cost or market. The Company records provisions for slow‑moving inventory to the extent the cost of inventory exceeds estimated net realizable value. The Company did not have a reserve at April 30, 2017 and 2016, respectively, for slow‑moving inventory. Inventory at April 30, 2016 and 2017 was $85,473 and $229,370, respectively.

Goodwill

Goodwill represents the excess of the cost of businesses acquired over the fair value of the assets acquired and liabilities assumed. The Company does not amortize goodwill, but tests it for impairment annually using either a qualitative assessment or a fair value approach at the “reporting unit” level. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below the carrying amount. The qualitative assessment includes a determination by management based on qualitative factors as to whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If the qualitative assessment does not support that realization is more likely than not, the Company assesses realization based on the fair value approach. A reporting unit is the operating segment, or a business one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by senior management.

To measure the amount of an impairment loss, a two‑step method is used. The first step requires the Company to determine the fair value of the reporting unit and compare that fair value to the net book value of the reporting unit. The fair value of the reporting unit is determined using various valuation techniques, including a discounted cash flow analysis (an income approach) and a market approach which uses current industry information. The second step requires the Company to determine the implied fair value of goodwill and measure the impairment loss as the difference between the book value of the goodwill and the implied fair value of the goodwill. The implied fair value of goodwill must be determined in the same manner as if the Company had acquired those reporting units.

In 2015 and 2016, the energy market experienced a considerable downturn as a result of significant reduction in crude oil prices. Due to this pricing decline and its corresponding impact on our short‑term business outlook, the first step of the impairment test indicated that the carrying value was in excess of one of the Company’s reporting unit’s fair value. We proceeded to the second step for this reporting unit in which we determined the implied fair value of goodwill by allocating the fair value of our reporting unit to the reporting unit’s assets and liabilities in order to determine the implied value of goodwill. This analysis indicated that the carrying value was in excess of the implied fair value. As a result of the two‑step analysis, the Company recorded an impairment loss of $366,637 during the year ended April 30, 2016 for the excess carrying amount over its implied fair value, respectively. There was no impairment recorded for the year ended April 30, 2017.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. ASC No. 820 “Fair Value Measurements and Disclosures” (“ASC 820”) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities;
Level 2	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Property and Equipment

Property, plant, and equipment are stated at cost. Expenditures for maintenance and repairs that do not extend the useful life of the asset are charged against operations. Betterments that materially extend the life of an asset are capitalized. Cost and accumulated depreciation are removed from the accounts when assets are sold or retired. The resulting gains or losses are included in operating income in the statement of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges for the years ended April 30, 2016 and 2017.

Depreciation is computed for financial statement purposes on the straight‑line basis over the estimated useful life of the related assets at rates based on the following estimated useful lives:

Years
Buildings	20 ‑ 40
Machinery and equipment	3 ‑ 12
Vehicles	3 ‑ 5
Furniture and fixtures	5 ‑ 7
Office equipment	3 ‑ 7
Leasehold Improvements	3 ‑ 10

Cost Method Investment

The Company has a noncontrolling interest in an unrelated company. The investment is recorded on the cost basis of accounting.

Revenue Recognition

The Company recognizes revenues as rentals and services are rendered in accordance with terms of the customer agreement and collectability is reasonably assured. Rates for services are typically priced on per day, per man‑hour, unit priced or similar basis. In certain situations, revenue is generated from transactions that may include multiple products and services under one contract or agreement and which may be delivered to the customer over an extended period of time. Revenues are presented net of customer credits, as well as, shipping and handling costs. Taxes collected are not included in revenue.

Income Taxes

ESCO Leasing, LLC has elected to be treated as a partnership for federal income tax purposes. Consequently, federal and state income taxes are not payable by, or provided for, the companies except for Texas margin taxes. Members are taxed individually on their share of each Company’s earnings. The Company’s LLC agreement outlines the membership sharing ratios for the members of ESCO Leasing, LLC.

The Financial Accounting Standards Board has issued guidance on accounting for uncertainty in income taxes. Benefits from tax positions initially should be recognized in the financial statements when it is more likely than not that the positions will be sustained upon examination by the tax authorities. A tax position that meets the more‑likely‑than‑not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent 50% likely of being realized upon ultimate settlement.

The Company has adopted this guidance. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

The Company is subject to a margins tax in the State of Texas and recorded expense of $119,804 and $96,936 for the years ended April 30, 2016 and 2017, respectively.

Advertising Costs

Costs incurred for producing and distributing advertising are expensed as incurred. The Company incurred advertising costs in the amount of approximately $201,000 and $186,000 for years ended April 30, 2016 and 2017, respectively.

Employee Benefit Plan

The Company provides a 401(k) plan for its employees. Contributions by the Company are discretionary. The Company matched employee contributions in the amount of approximately $135,000 and $145,000 for the years ended April 30, 2016 and 2017, respectively.

Significant Customers

The Company is involved in the oil, gas and water well industries in and around the State of Texas, with a significant portion of its customers being located in that area. In the ordinary course of business, the Company grants credit to these customers. The Company’s accounts receivable consisted of amounts due from one and three customers that accounted for greater than 10% of the total balance and represented 47% and 26% of the total balance at April 30, 2016 and 2017, respectively.

During the years ended April 30, 2016 and 2017, one customer comprised approximately 32% and 33% of total sales, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606) to create a common revenue standard for Generally Accepted Accounting Principles and International Financial Reporting Standards that will enable users to compare revenue from diverse entities, industries, jurisdictions, capital markets, and geographies. The key principle is revenue recognition should depict the transfer of promised goods or services to customers in an amount of consideration the Company expects to be entitled for those promised goods or services. This ASU requires management to identify performance obligations in each contract and estimate the amount of the transaction price to be allocated to each separate performance obligation identified. After December 15, 2018, this ASU is effective for private companies and their interim and annual reporting periods and early adoption is permitted after December 15, 2016. This ASU permits the use of either the retrospective or modified retrospective transition method. Management is evaluating the effect this ASU will have on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016‑02, Leases. The new standard requires lessees to recognize a right of use asset and a lease liability for virtually all leases. The guidance is effective for private companies with fiscal years beginning after December 15, 2019, specifically the Company for the fiscal year beginning May 1, 2020 and interim periods thereafter. The guidance is expected to have a material impact on the Company’s financial statements.

In August 2014, the FASB issued ASU No. 2014‑15, Presentation of Financial Statements—Going Concern. The new standard requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern for both annual and interim reporting periods. The guidance was effective for the Company for the fiscal year beginning May 1, 2016 and interim periods thereafter. The adoption of this guidance did not have a material impact on the Company’s financial statements.

2. Property and Equipment

A summary of property and equipment at April 30, 2016 and 2017 is as follows:

	2016	2017
Machinery and equipment	$ 86,317,253	$ 87,035,372
Vehicles	7,737,651	7,844,844
Buildings	1,112,038	1,052,061
Leasehold improvements	3,857,640	3,894,933
Other depreciable property	158,325	164,600
Land	1,500	1,500
Total cost	99,184,408	99,993,310
Accumulated depreciation	(48,414,269)	(56,414,241)
Net property and equipment	$ 50,770,139	$ 43,579,069

Depreciation expense for years ended April 30, 2016 and 2017 was $8,524,338, and $8,088,873 respectively.

3. Goodwill

The change in carrying value of goodwill for the years ended April 30, 2016 and 2017 consists of the following:

Balance at April 30, 2015	$ 1,602,327
Impairment loss	(366,637)
Balance at April 30, 2016	1,235,690
Impairment loss	—
Balance at April 30, 2017	$ 1,235,690

4. Related Party Transactions

Employee Receivables

Employee receivables consist of loans made to employees. Employees make payments to the Company each pay period to repay the loans. A onetime 10% fee is charged when the loan is made, in lieu of interest.

Rent

The Company pays rent to a member for land, on which the Company has constructed a building, and aviation services. Rent is payable on a month‑to‑month basis. The Company paid rent to the member of approximately $250,000 in both 2016 and 2017 for land rentals. The Company paid rent to the member of approximately $1,228,000 in both 2016 and 2017 for aviation services.

The Company pays rent to multiple related parties. There are varying contracts for the rent paid. The Company paid rent to these related parties of approximately $240,000 in both 2016 and 2017, respectively.

5. Commitments and Contingencies

The Company leases equipment, office space and other real estate under various noncancelable agreements which expire through December 31, 2020, and require minimum annual rentals over the terms of the agreements. Minimum payments for these operating leases which have remaining noncancelable terms in excess of one year are as follows:

2017	$ 1,957,049
2018	1,487,666
2019	924,000
2020	30,000

Operating lease expense totaled approximately $1,883,000 and $1,591,000 for the years ended April 30, 2016 and 2017, respectively.

6. Litigation

From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the ordinary course of business. As of the date of the financial statements, the Company is not a party to any litigation and administrative proceedings that management believes would have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

7. Long‑term Borrowings

Long‑term borrowings at April 30, 2016 and 2017 consists of the following:

	2016	2017
Equipment loans	$ 10,308,768	$ 7,101,137
Revolving credit facility	812,924	812,924
Total debt	11,121,692	7,914,061
Less: Current maturities	(4,112,721)	(4,166,746)
Long‑term debt, net of current maturities	$ 7,008,971	$ 3,747,315

The Company has a $1,000,000 revolving line of credit with a bank that is secured by a Certificate of Deposit in the amount of approximately $1,000,000 and a personal guarantee at April 30, 2016 and 2017. The advances are payable on demand by the bank and bear interest at 4.00% per annum. The line of credit’s outstanding balance and any accrued interest are payable on its maturity date of December 20, 2017. The outstanding balance on the line of credit was $812,294 at April 30, 2016 and 2017.

Long‑term borrowings consist of notes payable to various finance companies, secured by equipment bearing interest at rates from 3.99% to 5.44%, payable in monthly installments of principal and interest, maturing through 2020.

Scheduled principal repayments on long‑term debt obligations are as follows:

2018	$ 4,166,746
2019	2,686,458
2020	1,031,029
2021	15,207
2022	14,621
Total debt	7,914,061
Less: Current maturities	4,166,746
Long‑term debt	$ 3,747,315

8. Subsequent Events

The Company has evaluated all events and transactions that occurred after the balance sheet date through June 9, 2017, the date the financial statements were available to be issued.

On May 30, 2017, the Company entered into an agreement to sell substantially all of the assets to an unrelated third party for $57.5 million in cash and $5 million in equity. The transaction is expected to close in the next 30‑60 days.